Exhibit 5.2

Troutman Pepper Hamilton Sanders LLP 875 Third Avenue New York, New York 10022
troutman.com

August 19, 2021

PharmaCyte Biotech, Inc.
23046 Avenida de la Carlota, Suite 600
Laguna Hills, California 92653

Re: Registration Statement Filed Under Rule 462(b)

Ladies and Gentlemen:

We have acted as legal counsel to PharmaCyte Biotech, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Additional Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, which is related to, and incorporates by reference, the Company’s registration statement on Form S-3 (File No. 333-255044), initially filed with the Commission on April 5, 2021 (the “Registration Statement”). The Additional Registration Statement relates to the registration under the Securities Act (the “Offering”) of an aggregate of $13,267,742.20 of (i) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock (“Warrants”).

In our capacity as counsel, you have requested that we render the opinions set forth in this letter and we are furnishing this opinion letter to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Additional Registration Statement; (ii) the Company’s articles of incorporation, as amended to date; (iii) the Company’s bylaws, as amended to date; (iv) resolutions of the board of directors of the Company relating to the Offering; and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) any certificates representing the Warrants to be issued pursuant to the Offering will be duly executed and delivered. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

PharmaCyte Biotech, Inc. August 19, 2021 Page 2

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Warrants, when the Warrants have been duly executed in accordance with any Warrant agreement and issued and delivered upon payment of the consideration therefor provided therein, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition, our opinion above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the rights or remedies available to any party for violations or breaches of any provisions of the Warrants that are immaterial or the enforcement of which would be unreasonable under the then existing circumstances; (v) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Warrants other than the party against whom enforcement is sought, which actions such other party is not entitled to take pursuant to the Warrants, or that otherwise violate applicable laws; (vi) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Warrants permit such action; or (vii) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

The foregoing opinions are limited to the substantive laws of the State of New York and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of New York or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Additional Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP